EXHIBIT 10.21

Thomas L. Gallagher

Riverside, CT 06878
(203) 561-3585 / tleogallagher@gmail.com

November 25, 2009

R. Scott Tobin
President and General Counsel
Health Discovery Corporation
2 East Bryan Street, Suite 601
Savannah, GA 31401

Dear Scott:

I am pleased to submit to you this letter of appointment in which Health Discovery Corporation (the “Company”) agrees to the initial terms of my employment with the Company, as follows:

Effective on December 1, 2009, I will join the Company as a W-2 employee with the title of “Managing Director, SVM Diversified Strategies” with responsibilities that include, but are not limited to, executing new licensing opportunities for the Company’s SVM technology in the non-medical space, leading the contemplated New York office of the Company if and when established, and other related duties, while reporting to you and Steve Barnhill.

The Company will compensate me in the gross amount of $10,000 per month, plus an agreed upon commission plan for licenses executed.  The Company and I will work quickly to establish an appropriate commission agreement.

In addition, the Company agrees to provide standard medical benefits either through a Company plan or through a payment or stipend for a plan of my choosing at a cost not to exceed $1000 per month.  To the extent the Company implements other employee benefits, I will be included in such programs.

If the foregoing meets with your approval, please sign the acknowledgement below and return a copy to my attention at your earliest convenience.

Very best regards,

/s/ Thomas L. Gallagher

Thomas L. Gallagher

The foregoing is agreed and acknowledged by Health Discovery Corporation

By:  /s/ R. Scott Tobin
Name:  R. Scott Tobin
Title:    President and General Counsel
Authorized Representative